Exhibit 99.2

FOR IMMEDIATE RELEASE

May 16, 2017

BARINGTON/HILCO ACQUISITION CORP.

ANNOUNCES ELECTION OF JEFFREY NUECHTERLEIN AS CHAIRMAN OF THE BOARD TO FOCUS ON THE COMPANY’S ANNOUNCED MERGER WITH OOMBA, INC.

New York, NY, May 16, 2017 – Barington/Hilco Acquisition Corp. (NASDAQ: BHAC) (the “Company”) announced today that Jeffrey D. Nuechterlein has been elected as the Chairman of the Company’s Board of Directors, effective immediately. The Board appointed Mr. Nuechterlein as Chairman in connection with the Company entering into a Merger Agreement with Oomba, Inc., a social media and software development company. The Board believes that Mr. Nuechterlein’s strong background of working with and investing in technology companies will be invaluable in consummating the merger with Oomba, Inc. and positioning the Company for growth and success after the merger.

Mr. Nuechterlein has been a member of the Company’s Board of Directors and Chairman of its Audit Committee since its inception in July 2014. Mr. Nuechterlein replaces James A. Mitarotonda, the former Chairman, who will remain a director of the Company.

Mr. Nuechterlein is Managing Partner of Nue Capital LLC, an investment management company he founded in 2000 to manage public and private equity investments. Based in Alexandria, Virginia, Mr. Nuechterlein manages a portfolio of approximately 30 venture capital investments, public market investments across sectors, and numerous private equity fund investments. He has 20 years of experience investing in a wide array of early stage technology companies. In addition to his role at the Company, Mr. Nuechterlein also is Chairman of the Board of Directors of Cartica Capital (an SEC-registered equity manager with approximately $3 billion in assets under management that is focused on investments in public companies in emerging markets) and he serves on the board of Chesapeake Lodging Trust (a NYSE-listed company). Mr. Nuechterlein is a member of the Public Company Accounting Oversight Board’s Standing Advisory Group. He earned his BA and JD from the University of Virginia and his MA and DPhil from Oxford University.

About Barington/Hilco Acquisition Corp.

Barington/Hilco Acquisition Corp. is a Delaware corporation formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities.

Forward-Looking Statements

This press release includes “forward-looking statements” that are not historical facts, and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. Words such as “expects”, “believes”, “anticipates”, “intends”, “estimates”, “seeks” and variations and similar words and expressions are intended to identify such forward-looking statements. Such forward-looking statements relate to future events or future performance, but reflect the Company’s management's current beliefs, based on information currently available. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, please refer to the Risk Factors section of the Company's prospectus for its offering filed with the Securities and Exchange Commission. Except as expressly required by applicable securities law, the Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

CONTACT:

Jared L. Landaw

Barington/Hilco Acquisition Corp.

(212) 974-5713